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                                                              EXHIBIT 99



FOR IMMEDIATE RELEASE                                         Contact:
                                                              Samuel Cypert
                                                              313-792-6646



   MASCO CORPORATION ANNOUNCES THE ACQUISITION OF FIVE COMPANIES WITH COMBINED
      ANNUAL SALES IN EXCESS OF $1.5 BILLION FOR APPROXIMATELY $3.8 BILLION
                            INCLUDING CASH AND STOCK


         Taylor, Michigan (September 1, 1999)--Masco Corporation (NYSE: MAS) today announced that it has acquired five home improvement and building products companies with combined annualized 1999 sales anticipated to be in excess of $1.5 billion. The acquisition cost of the five companies approximates $3.8 billion including cash, assumed debt and approximately 106 million shares of Masco common stock.

         The companies are:

         - Arrow Fastener Company, a Saddle Brook, New Jersey-based manufacturer of manual and electric staple gun tackers and staples, glue guns and supplies and other hand tools that are sold to consumers and commercial contractors primarily through home centers, mass merchants and specialized retailers.

         - Behr Process Corporation, a Santa Ana, California-based manufacturer of premium architectural coatings, including stains, varnishes and paints that are sold primarily to the do-it-yourself market through major home centers and other retailers.

         - Inrecon, L.L.C., a Birmingham, Michigan-based company specializing in the repair, remodeling and restoration of residential, commercial and institutional facilities damaged by fire, wind, water and storms. Primary customers are local homeowners, large retail chains, restaurants, hotels, schools, hospitals, churches, nursing homes and municipalities. Commercial customers often include Inrecon in their disaster plans as a key supplier of restoration and repair services.

         - Mill's Pride, L.L.P, a West Palm Beach, Florida-based manufacturer of ready-to-assemble and assembled kitchen and bath cabinetry and a leading manufacturer of bath vanities, home office workstations and entertainment centers, storage products, bookcases and kitchen utility products that are sold through home centers and other mass merchants.


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                                                              MASCO ACQUISITIONS
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         -    Superia Radiatoren, N.V., a Zedelgem, Belgium-based manufacturer of standard plate radiators. The addition of Superia complements the Company's existing radiator and hydronic heating system manufacturing capabilities and enables Masco to offer a full range of radiators to customers in Europe.

         Based on present economic trends, the Company believes that each of these acquisitions will be accretive to Masco's earnings per share next year.

         Masco will incur after-tax charges of approximately $120 million in the third quarter of 1999 to reflect non-recurring costs related to the acquisition of these companies.

         Certain of the transactions have been completed on a "pooling-of-interests" basis, which will require restatement of Masco's previously reported results. Masco also announced that prior to the completion of these transactions, it has rescinded its share repurchase program, as required by accounting rules related to "pooling-of-interests" transactions.

         Masco Chairman Richard A. Manoogian commented, "These companies are all recognized leaders in their markets and will enable Masco to further broaden its product offerings. We believe the anticipated continued high rate of growth of these fine companies should increase Masco's rate of internal growth in the future. We are delighted that they have decided to join the Masco family of companies."

         Masco Corporation is one of the world's leading manufacturers of faucets, cabinets, locks and other brand-name consumer products for home improvement and building markets.






         Statements in this press release may include certain forward-looking statements regarding Masco's future sales and earnings growth potential. Actual results may vary materially because of external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. Additional information about our products, markets and conditions, which could affect our future performance, is contained in the Company's filings with the Securities and Exchange Commission.